UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 28, 2018
Amarillo Biosciences, Inc.
(Exact Name of registrant as specified in its charter)

Texas	0-20791	75-1974352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	4134 Business Park Drive, Amarillo, Texas	79110-4225
	(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (806) 376-1741

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Compensatory Arrangements of Certain Officers.

On March 28, 2018, the Company entered into employment contracts with Stephen T Chen, the Company's President and CEO; and with Bernard Cohen, the Company's Vice-President and CFO.  The contracts are identical except for job descriptions, duties and titles, and compensation amounts.  The contracts are for a three-year term, subject to earlier termination by the Company for certain acts of Employee constituting illegality or breach of fiduciary duty.  Compensation for Dr. Chen is set at $240,000 per annum in cash, payable bi-monthly, and $100,000 per annum payable in shares of the Company's unregistered, voting common stock.  Compensation for Mr. Cohen is set at $70,000 per annum in cash, payable bi-monthly, and $12,000 per annum payable in shares of the Company's unregistered, voting common stock.  Compensation under each contract may be adjusted by the Company in certain cases involving disability of the employee, and the contracts may be terminated by the Company in the event of an employee's permanent and total disability.
Each contract provides that the Employee shall devote his entire productive time, ability, attention and energies to the business of the Company.  In addition, the contracts protect the property rights of the Company, including inventions and other intellectual property, trade secrets, and proprietary information.  The contracts also prohibit Employee from competing directly or indirectly with the business of the Company or its controlled subsidiaries, both during the term of the contracts, and continuing for a period of three years after termination of the contracts.  Employees are permitted, however, to invest without restriction in professionally managed mutual funds, and to purchase and own stock and other securities as long as the affected Employee is not directly or indirectly an affiliate of the issuer of such stock or other securities.
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
AMARILLO BIOSCIENCES, INC.
Date: April 2, 2018	By: /s/ Bernard Cohen
Bernard Cohen Vice President and Chief Financial Officer